EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Thomas P. Hess, CPA	Mike Beyer (773) 463-2087
Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS

EXTON, PA, April 28, 2008 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the three months ended March 31, 2008.

For the three months ended March 31, 2008, the company reported a net loss of $9.1 million or $(0.20) per basic and diluted share, compared to a net loss of $13.2 million or $(0.29) per basic and diluted share for the same period in 2007.

Contract revenues for the quarter ended March 31, 2008 were $6.2 million, compared to $1.8 million in the same period of 2007. This increase was primarily due to an increase in amortization of up front fees associated with the Pfizer Inc collaboration of $3.5 million and an increase in expenses incurred by us that are reimbursable by Pfizer under our collaboration agreement of $0.8 million.

Research and development expenses in the first quarter of 2008 were $11.4 million, compared to $11.6 million for the same period in 2007. Expense decreases in the ENTEREG program of $0.6 million and in the combination program of $0.6 million were the result of reduced spending as a result of the alvimopan Investigational New Drug applications being on clinical hold. In addition, the Delta program expenses decreased by $0.5 million due to reduced manufacturing costs as compared to the quarter ended March 31, 2007. These decreases were offset by an increase of $1.8 million in our other preclinical programs.

Marketing, general and administrative expenses decreased to $5.5 million in the first quarter of 2008 from $5.8 million in the first quarter of 2007, as a result of decreased personnel expenses, including stock-based compensation expenses associated with Statement of Financial Accounting Standards No.123R.

As of March 31, 2008, the Company had $155.2 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (Nasdaq:ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Adolor has two lead product candidates in development: ENTEREG® (alvimopan) for the management of the gastrointestinal side effects associated with opioid use; and, novel Delta opioid receptor agonists for a variety of pain indications. Adolor and GlaxoSmithKline are collaborating in the worldwide development and commercialization of ENTEREG in multiple indications. Adolor and Pfizer are collaborating in the worldwide development and commercialization of two Delta agonists for pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not receive regulatory approval of ENTEREG ® (alvimopan) for POI, OBD, or any other indication; the risk that the PDUFA date extended to May 10, 2008 is further extended or not met; the risk that a risk management plan acceptable to the FDA could materially adversely affect the commercial prospects for ENTEREG, if regulatory approval is achieved; the risk that Adolor may not be able to adequately address the deficiencies in the November 2006 FDA approvable letter; the risk that Adolor may not obtain FDA approval for ENTEREG in POI, whether due to Adolor’s inability to provide additional data satisfactory to the FDA to obtain approval for the NDA, the adequacy of the safety and efficacy data from all of the ENTEREG studies, changing regulatory requirements, the risk that the FDA may not agree with Adolor’s and GSK’s analyses of the ENTEREG studies (including Study 014) and may evaluate the results of these studies by different methods or conclude that the results from the studies, whether or not statistically significant, do not support safety, efficacy, a favorable risk/benefit profile, or there were human errors in the conduct of the studies, or otherwise; adverse safety findings in any ENTEREG studies; the risk that the alvimopan Investigational New Drug Applications (INDs) remain on clinical hold indefinitely; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Adolor’s drug product candidates, including our Delta product candidates are not positive; the risk of product liability claims; reliance on third party manufacturers; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of ENTEREG; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2008	2007
REVENUES
Contract revenues	$6,211,024	$1,821,003

OPERATING EXPENSES
Research and development	11,421,072	11,573,017
Marketing, general and administrative	5,548,530	5,817,302

Total operating expenses	16,969,602	17,390,319

Loss from operations	(10,758,578)	(15,569,316)
Interest income and other, net	1,703,019	2,360,865

Net loss	$(9,055,559)	$(13,208,451)

Basic and diluted net loss per share	$(0.20)	$(0.29)

Shares used in computing basic and diluted net loss per share	45,948,066	45,920,368

BALANCE SHEET DATA

(Unaudited)

	MARCH 31, 2008	DECEMBER 31, 2007
Cash, cash equivalents and short-term investments	$155,214,631	$167,189,499
Working capital	136,589,480	147,543,363
Total assets	166,414,539	178,676,652
Total stockholders’ equity	105,290,534	112,353,478